Exhibit 99.1

Sonic Automotive Pays Off $289 Million of Public Debt

CHARLOTTE, N.C. – January 16, 2020 – Sonic Automotive Inc. (“Sonic” or the “Company”) (NYSE: SAH), one of the nation’s largest automotive retailers, completed the early retirement of all $289.3 million principal amount of its unsecured 5.0% Senior Subordinated Notes due 2023 (the “5.0% Notes”) on December 30, 2019. Altogether, in 2019 the Company reduced its total debt by approximately $235 million.
David Smith, Sonic’s Chief Executive Officer, commented, “By capitalizing on market conditions, we have made substantial progress towards our target of reducing debt by $300 million by mid-to-late 2020. This deleveraging has significantly improved Sonic’s financial position going into 2020 by reducing interest expense and improving our debt-to-EBITDA ratio. Our success in strengthening our balance sheet leaves us well positioned to continue to expand our EchoPark footprint and to explore potential acquisition opportunities for our franchised dealership portfolio.”
Sonic funded the redemption of the 5.0% Notes using available liquidity, including cash flow from operations, proceeds from the opportunistic disposition of underperforming franchised dealerships or those expected to have substantial future capital expenditure requirements and borrowings under the Company’s recently completed mortgage facility.
About Sonic Automotive
Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com. More information about EchoPark Automotive can be found at www.echopark.com.
Forward-Looking Statements
Included herein are forward-looking statements, including statements as to anticipated reduction of debt in the future, anticipated expansion of the Company’s EchoPark business and possible dealership acquisition opportunities. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including, without limitation, debt levels and related interest expense, economic conditions in the markets in which we operate, the success of our operational strategies, the rate and timing of overall economic expansion or decline, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other periodic reports and information filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.
For further information, please contact:

Sonic Automotive Inc.
Heath Byrd, Executive Vice President and Chief Financial Officer (704) 566-2400
Danny Wieland, Director of Financial Reporting
ir@sonicautomotive.com
(704) 927-3462
KCSA Strategic Communications, Investor Relations David Hanover / Scott Eckstein sonic@kcsa.com (212) 896-1220
KCSA Strategic Communications, Public Relations Danielle DeVoren / Anthony Feldman sonic@kcsa.com (212) 896-1272